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           OMB APPROVAL
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        OMB No. 3235-0145
    Expires December 31, 1997
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                             UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (RULE 13D - 102)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO RULE 13d - 2(b)
                               (Amendment No. _______)(1)



                  Professional Transportation Group Ltd., Inc.
              ----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                             -----------------------
                         (Title of Class of Securities)

                                   724963 10 1
                            ------------------------
                                 (CUSIP Number)

                                  June 29, 2000
                            ------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ]     Rule 13d-1(b)
                                [X]     Rule 13d-1(c)
                                [ ]     Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                      (Continued on the following page(s))

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CUSIP No.  724963 10 1                     13G                    Page 2 of 5
         -----------------
--------------------------------


   (1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Mark Kapper
--------------------------------------------------------------------------------
   (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
               <>                                                       (b) [ ]

--------------------------------------------------------------------------------
   (3) SEC USE ONLY

--------------------------------------------------------------------------------

   (4) CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------

                    (5) SOLE VOTING POWER
                         930,000
     NUMBER OF      -----------------------------------------------------------
       SHARES
    BENEFICIALLY    (6) SHARED VOTING POWER
      OWNED BY          0
        EACH        -----------------------------------------------------------
     REPORTING      (7) SOLE DISPOSITIVE POWER
      PERSON            930,000
       WITH         -----------------------------------------------------------
                    (8) SHARED DISPOSITIVE POWER
                        0
-------------------------------------------------------------------------------

   (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               930,000

-------------------------------------------------------------------------------
   (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                            [ ]

-------------------------------------------------------------------------------

   (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               9.1%
-------------------------------------------------------------------------------

   (12)  TYPE OF REPORTING PERSON*

               IN
-------------------------------------------------------------------------------


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Item 1(a).   Name of Issuer.

             Professional Transportation Group Ltd., Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices.

             1950 Spectrum Circle, Suite B-100, Marietta, Georgia 30067

Item 2(a).   Name of Person Filing.

             Mark Kapper

Item 2(b).   Address of Principal Business Office or, if none, Residence.

             1913 E. 17th Street, Suite 115, Santa Ana, California 92701

Item 2(c).   Citizenship.

             United States

Item 2(d).   Title of Class of Securities.

             Common Stock

Item 2(e).   CUSIP Number.

             724963 10 1

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

             Not applicable

Item 4.      Ownership.

             (a)  Amount Beneficially Owned:

             930,000 shares

             (b) Percent of Class:

             9.1%


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             (c)  Number of Shares as to Which Such Person has:

                   (i)   sole power to vote or to direct the vote: 930,000
                   (ii)  shared power to vote to to direct the vote:  0
                   (iii) sole power to dispose or to direct the disposition
                         of: 930,000
                   (iv)  shared power to dispose or to direct the disposition of:  0

Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable

Item 8.      Identification and Classification of Members of the Group.

             Not applicable

Item 9.      Notice of Dissolution of Group.

             Not applicable

Item 10.     Certification.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: November 8, 2000                      /s/ Mark Kapper
                                            -----------------------------------
                                                Mark Kapper



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